WPP plc NYSE CLAWBACK POLICY Adopted by the Board: [1 December 2023] Exhibit 97

WPP plc NYSE Clawback Policy (Page 2 of 7) Table of Contents 1 MEANING OF WORDS USED .............................................................................................................. 4 2 PURPOSE ............................................................................................................................................. 4 3 APPLICABILITY .................................................................................................................................... 5 4 RECOVERY OF ERRONEOUSLY AWARDED INCENTIVE-BASED COMPENSATION .................... 5 5 IMPRACTICABILITY EXCEPTION TO RECOVERY OBLIGATION ..................................................... 8 6 INDEMNIFICATION AND INSURANCE ............................................................................................... 9 7 OTHER RECOVERY RIGHTS .............................................................................................................. 9 8 ADMINISTRATION AND OPERATION ................................................................................................. 9 9 GENERAL ............................................................................................................................................. 9

WPP plc NYSE Clawback Policy (Page 3 of 7)

WPP plc NYSE Clawback Policy (Page 4 of 7) 1 MEANING OF WORDS USED In this Policy: “Applicable Law” means any laws, regulations or rules of the US Securities and Exchange Commission, the NYSE, the London Stock Exchange, any other stock exchange on which the Company’s securities are listed or other regulatory authority applicable to the Group or the Executives, including for the avoidance of doubt, Section 304 of the US Sarbanes-Oxley Act of 2002; “Board” means the board of directors of the Company; “Company” means WPP plc, a public limited company incorporated in Jersey with registered number 111714; “Compensation Committee” means the compensation committee of the Board; “Effective Date” means 2 October 2023; “Exchange Act” means the Securities Exchange Act of 1934; “Executive” means the Company’s current and former chief executive officer, chief financial officer, chief operating officer and group finance director. “Financial Reporting Measure” has the meaning given to it in Section 4.10.2; “Group” means the Company and its Subsidiaries; “IFRS” means the International Financial Reporting Standards as issued by the International Accounting Standards Board; “Incentive-Based Compensation” has the meaning given to it in Section 4.10.1 of this Policy; “NYSE” means the New York Stock Exchange; “Policy” means the policy constituted by these provisions and any schedules and known as the WPP plc NYSE Clawback Policy; “Received” has the meaning given to it in Section 4.10.3 of this Policy; “Recoverable Amount” has the meaning given to it in Section 4.1 of this Policy; “Recovery Period” means the period of three full financial years of the Company preceding the Restatement Date and any transition period that results from a change in the Company’s financial year within or immediately following such period1; "Restatement” has the meaning given to it in Section 4.1 of this Policy; “Restatement Date” has the meaning given to it in Section 4.10.4 of this Policy; “Subsidiaries” means a body corporate which is a subsidiary of the Company within the meaning of Articles 2 and 2A of the Companies (Jersey) Law 1991; and “Taxes” means any taxes/duties/contributions/levies. 2 PURPOSE 2.1 The purpose of this Policy is to set out the basis for the mandatory recovery of erroneously awarded Incentive-Based Compensation from Executives of the Company in the event of a Restatement. 1 A transition period between the last day of the Company’s previous financial year end and the first day of its new financial year that comprises a period of nine to 12 months will be deemed a full financial year, and as such will count as one of the relevant three financial years (rather than be in addition to them).

WPP plc NYSE Clawback Policy (Page 5 of 7) 2.2 The Board has adopted this Policy in accordance with the requirements of Section 303A.14 of the NYSE Listed Company Manual, which was mandated by Rule 10D-1 of the Exchange Act. 3 APPLICABILITY 3.1 This Policy applies to the Company’s Executives. Executives of the Company’s parent(s) or Subsidiaries are deemed to be Executives of the Company if they perform such policy making functions for the Company. Individuals will be notified as soon as practicable after becoming or being determined to be an Executive. 3.2 Remuneration shall be subject to recovery pursuant to this Policy where: (i) the Compensation Committee determines that such remuneration constitutes Incentive-Based Compensation; and (ii) the remuneration was Received by an Executive: 3.2.1 after beginning their services as an Executive; 3.2.2 who served as an Executive at any time during the performance period for that Incentive-Based Compensation; 3.2.3 while the Company has a class of securities listed on the NYSE, another national securities exchange or a national securities association in the United States; and 3.2.4 during the Recovery Period, provided that this Policy shall only apply to remuneration Received on or after the Effective Date. 3.3 For the avoidance of doubt, this Policy continues to apply to an Executive following any termination of their office or employment. 3.4 A copy of this Policy will be made available to Executives through any means determined by the Compensation Committee. 3.5 Executives will either expressly accept the terms of this Policy or, by accepting Incentive-Based Compensation (whether deemed or express acceptance), will be deemed to have accepted the terms of this Policy. 4 RECOVERY OF ERRONEOUSLY AWARDED INCENTIVE-BASED COMPENSATION 4.1 In the event that the Company is required to prepare an accounting restatement due to the material noncompliance of the Company with any financial reporting requirement under Applicable Law (a “Restatement”), including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period, 2 the Compensation Committee shall recover the amount of Incentive-Based Compensation Received by an Executive in the Recovery Period that exceeds the amount of Incentive-Based Compensation that otherwise would have been Received by the Executive had such remuneration been determined based on the restated amounts, computed without regard to any Taxes paid or payable (the “Recoverable Amount”). The Recoverable Amount shall not exceed the differential between the amount of Incentive-Based Compensation paid to such Executive and the amount of Incentive-Based Compensation that would have been paid to such Executive had the Restatement not occurred (in each case without regard to any Taxes paid or payable). Where Incentive-Based Compensation is based only 2 The following do not constitute an accounting restatement for purposes of this Policy: (i) the correction of an error in the current period consolidated financial statements (commonly referred to as an out-of-period adjustment) when the error is immaterial to the previously issued consolidated financial statements and the correction of the error is also immaterial to the current period; (ii) the retrospective application of a change in accounting policy; (iii) a retrospective revision of reportable segment information due to a change in the structure of the Group’s internal organization; (iv) a retrospective reclassification due to a discontinued operation; (v) the retrospective application of a change in reporting entity, such as from a reorganization of entities under common control; (vi) the retrospective adjustment to provisional amounts in connection with a prior business combination; and (vii) a retrospective revision for a share split, reverse share split, share dividend or other changes in capital structure.

WPP plc NYSE Clawback Policy (Page 6 of 7) in part on the achievement of a Financial Reporting Measure performance goal, the Compensation Committee shall first determine the portion of the original Incentive-Based Compensation based on or derived from the Financial Reporting Measure that was restated. The Compensation Committee shall then recalculate the affected portion based on the Financial Reporting Measure as restated, and recover the difference between the greater amount based on the original financial statements and the lesser amount that would have been received based on the restatement. 4.2 Whether a Restatement has occurred for the purposes of this Policy shall be confirmed by the Board, which shall rely on any decision in this respect of the Audit Committee. 4.3 For Incentive-Based Compensation based on share price or total shareholder return, where the Recoverable Amount is not subject to mathematical recalculation directly from the information in the Restatement, the Recoverable Amount will be determined by the Compensation Committee based on the Compensation Committee’s reasonable estimate of the effect of the Restatement on the share price or total shareholder return upon which the Incentive-Based Compensation was received. The Company must maintain documentation of the determination of that reasonable estimate and provide such documentation to the NYSE. 4.4 Following a Restatement, the Compensation Committee shall: 4.4.1 determine the Recoverable Amount in accordance with Section 4.1 of this Policy; and 4.4.2 to the extent the Recoverable Amount has been Received by an Executive, instruct the Company to recover reasonably promptly the full Recoverable Amount in accordance with Section 4.5 of this Policy; or 4.4.3 to the extent the Recoverable Amount has not been Received, but is otherwise owed to an Executive, cancel the right of such Executive to receive the Recoverable Amount. 4.5 To the extent permitted by Applicable Law, the Compensation Committee may seek to recoup Recoverable Amounts by all legal means available, including but not limited to: 4.5.1 lapsing, reducing, cancelling or forfeiting any outstanding Award under which cash or shares may be (or otherwise become) due to such affected Executive; 4.5.2 reducing the amount of any future remuneration of such affected Executive; 4.5.3 forfeiting, in whole or in part, cash or shares being held on behalf of such affected Executive in any retention arrangement in connection with any incentive plan, deferred bonus plan or discretionary bonus arrangement operated by any member of the Group; 4.5.4 making a deduction from any payment otherwise due to such affected Executive (known as “set off”); 4.5.5 claiming repayment of an amount directly from such affected Executive (in cash or shares) which such affected Executive must repay on receipt of a written request; or 4.5.6 by such other means or combination of means as the Compensation Committee, in its sole discretion, determines to be appropriate. 4.6 Recoupment of the Recoverable Amount under this Policy will be initiated by the Company as soon as practicable following the decision of the Compensation Committee. 4.7 Where an affected Executive is required to make a payment in the form of shares: 4.7.1 the Executive will cease to have any right in respect of the shares; 4.7.2 the beneficial title to the shares will immediately transfer to an employee benefit trust or such other person as the Compensation Committee specifies; 4.7.3 the legal title to the shares will be transferred to an employee benefit trust, or such other person as the Compensation Committee specifies, as soon as possible, and the Executive will enter

WPP plc NYSE Clawback Policy (Page 7 of 7) into such documents and take all actions that the Company requires to effect or facilitate the transfer; and 4.7.4 the Compensation Committee may require the Executive to appoint a person to act as the Executive’s agent and/or attorney to effect any transfers or take any actions required in respect of the shares. 4.8 All amounts recoverable pursuant to this Policy shall be payable by the Executive to the Company (or as the Company directs) and shall be payable immediately on demand. If not so paid the sum shall be recoverable as a debt. 4.9 The details of any recovery of Recoverable Amounts will be communicated to an affected Executive in writing, except where the Compensation Committee considers this would breach any laws or regulations that may apply or give rise to significant issues for any member of the Group, including but not limited to disclosure of commercially sensitive information. 4.10 For purposes of this Policy: 4.10.1 “Incentive-Based Compensation” means any remuneration that is granted, earned, or vested/released based wholly or in part upon the attainment of a Financial Reporting Measure. Incentive-Based Compensation is based in part upon the attainment of a Financial Reporting Measure if such compensation is subject to multiple conditions one or more, but not all, of which are Financial Reporting Measures. Examples of Incentive-Based Compensation include, but are not limited to: (i) non-equity incentive plan awards that are earned based wholly or in part on satisfying a Financial Reporting Measure performance goal; (ii) bonuses paid from a “bonus pool”, the size of which is determined based wholly or in part on satisfying a Financial Reporting Measure performance goal; (iii) other cash awards based wholly or in part on satisfying a Financial Reporting Measure performance goal; (iv) restricted shares, restricted share units, performance share units, stock options and stock appreciation rights that are granted or become vested/released based wholly or in part on satisfying a Financial Reporting Measure performance goal; and (v) proceeds received upon the sale of shares acquired through an incentive plan that were granted or vested/released based wholly or in part on satisfying a Financial Reporting Measure performance goal. (i) Incentive-Based Compensation includes remuneration Received under the annual Short-Term Incentive Plan, the WPP plc Executive Performance Share Plan, WPP plc Stock Plan 2018 and the WPP plc Share Option Plan 2015 or any other variable remuneration structures operated by the Group from time to time under which awards are wholly or in part based upon the attainment of a Financial Reporting Measure. (ii) Examples of remuneration that is not Incentive-Based Compensation for this purpose include, but are not limited to: (i) an Executive’s salary;3 (ii) bonuses paid solely at the discretion of the Compensation Committee or the Board that are not paid from a “bonus pool” that is determined by satisfying a Financial Reporting Measure performance goal; (iii) bonuses paid solely upon satisfying one or more subjective standards (e.g. demonstrated leadership) and/or completion of a specified employment period); (iv) non- equity incentive plan awards earned solely upon satisfying one or more strategic measures (e.g., consummating a merger or divestiture), or operational measures (e.g., completion of a project, increase in market share); and (v) equity awards for which the grant is not contingent upon achieving any Financial Reporting Measure performance goal and vesting/release is contingent solely upon completion of a specified employment period and/or attaining one or more non-financial reporting measures. 3 To the extent that an Executive receives a salary increase earned wholly or in part based on the attainment of a Financial Reporting Measure performance goal, such a salary increase is subject to recovery.

WPP plc NYSE Clawback Policy (Page 8 of 7) 4.10.2 “Financial Reporting Measure” means any measure that is determined and presented in accordance with IFRS (or any other accounting principles used to prepare the Group’s financial statements from time to time), and any measure derived wholly or in part from such measure, including non-IFRS financial measures (as well as other measures, metrics and ratios that are non-IFRS measures). The term Financial Reporting Measure includes stock price and total shareholder return. Financial Reporting Measures may be presented outside the Company’s financial statements. 4.10.3 “Received”: Incentive-Based Compensation is deemed Received in the Company’s financial period during which the Financial Reporting Measure specified in the Incentive-Based Compensation award is attained, even if the payment or grant occurs after the end of the financial period in which the Financial Reporting Measure is attained. For the avoidance of doubt, an Executive receives the Incentive-Based Compensation even when the Executive has established only a contingent right to payment at that time. Ministerial acts or other conditions necessary to effect issuance or payment, such as calculating the amount earned or obtaining Compensation Committee approval of payment do not affect the determination of the date Received. In the case of awards subject to multiple conditions, not all conditions must be satisfied for the Incentive-Based Compensation to be deemed Received. The Compensation Committee shall have the discretion to determine when the Incentive-Based Compensation was Received, and such determination need not be uniform across the type of Incentive-Based Compensation or for all Executives. 4.10.4 “Restatement Date” means the date on which the Company is required to prepare a Restatement, which is the earlier to occur of: (i) the date on which the Board, or the Audit Committee concludes, or reasonably should have concluded, that the Company is required to prepare a Restatement; or (ii) the date a court, regulator or other legal authorised body directs the Company to prepare a Restatement. 5 IMPRACTICABILITY EXCEPTION TO RECOVERY OBLIGATION 5.1 The Company must recover the Recoverable Amount in compliance with this Policy except to the extent that the conditions set out in Sections 5.2.1, 5.2.2 or 5.2.3 of this Policy are met and the Compensation Committee determines, in its sole discretion, that recovery would be impracticable. 5.2 The Compensation Committee may determine that a recovery is impracticable only if: 5.2.1 following a reasonable attempt to recover the Recoverable Amount, the Compensation Committee determines, in its sole discretion, that the direct expense that would need to be paid to a third party to assist in enforcing this Policy would exceed the Recoverable Amount. The Company must document such reasonable attempt(s) to recover and provide that documentation to the NYSE; 5.2.2 recovery would violate a law of Jersey, where such law was adopted prior to November 28, 2022. Before concluding that it would be impracticable to recover any Recoverable Amount based on a violation of the law of Jersey, the Company must obtain an opinion of Jersey counsel, acceptable to the NYSE that recovery would result in such a violation and provide such opinion to the NYSE; or 5.2.3 if applicable, the Compensation Committee determines that recovery would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to employees of the Company, to fail to meet the requirements of 26 U.S.C. 401(a)(13) or 26 U.S.C. 411(a) and regulations thereunder. 5.3 In determining whether a recovery would be impracticable due to costs in accordance with Section 5.2.1 above, the only criteria that the Compensation Committee may consider is whether the direct costs, such as reasonable legal expense and consulting fees, amongst others, paid to a third party to assist in enforcing recovery would exceed the Recoverable Amount. Indirect costs, such as reputational concerns

WPP plc NYSE Clawback Policy (Page 9 of 7) or the effect on hiring of new Executives, amongst others, may not be considered when determining whether recovery is impracticable. 6 INDEMNIFICATION AND INSURANCE 6.1 The Group is prohibited from insuring or indemnifying any Executive against the loss of erroneously awarded remuneration as set forth in this Policy. If an Executive purchases a third-party insurance policy to fund potential recovery obligations, the Company is prohibited from paying or reimbursing the Executive for premiums for such an insurance policy. 7 OTHER RECOVERY RIGHTS 7.1 Any right of recovery under this Policy applies in addition to (and without limiting) any other remedies and/or rights to reduce, cancel or recover any elements of remuneration (or similar) that may be available to any member of the Group pursuant to any remuneration policy (including the WPP plc Group Malus and Clawback Policy and any further malus and clawback policies) operated by any member of the Group, the terms of any incentive plans or awards operated by any member of the Group, any employment agreement, any other terms and conditions and/or Applicable Law applicable to any Executive, in each case from time to time in force, and/or pursuant to any other legal remedies available to any member of the Group. Recovery (or similar) may be applied pursuant to both this Policy and any such other policies, plans, awards, agreements, terms, conditions, Applicable Laws or similar in respect of the same award of remuneration, provided that there shall be no duplication of recovery. 8 ADMINISTRATION AND OPERATION 8.1 The Board, at the recommendation of the Compensation Committee, has the exclusive power and full and final authority to: (i) administer this Policy, including, without limitation, the right and power to interpret the provisions of this Policy; (ii) make all determinations deemed necessary or advisable in applying this Policy (which in every case shall be made at the Compensation Committee’s absolute discretion, without this being limited by references in certain clauses but not others to a discretion being absolute), including, without limitation, determinations as to: (a) what constitutes Incentive-Based Compensation, a Recoverable Amount or other remuneration; (b) that a Restatement has occurred (in reliance on any decision in this respect of the Audit Committee); and (c) whether a recovery is impracticable; and (iii) delegate any power or discretion under this Policy to such person or persons as it may determine (and in which case this Policy shall be applied accordingly). The Compensation Committee may delegate ministerial administrative duties with respect to this Policy to one or more officers or employees of the Company. 8.2 Any action, interpretation or determination taken or made by the Compensation Committee pursuant to this Policy that is consistent with Section 303A.14 of the NYSE Listed Company Manual will be final, conclusive and binding. 8.3 From and after the adoption of this Policy, each award agreement or other document setting forth the terms and conditions of any annual incentive or other performance-based award granted to an Executive shall include a provision incorporating the requirements of this Clawback Policy. 9 GENERAL 9.1 Any provision in this Policy can apply even if the Executive was not responsible for the Restatement in question or if it took place before the grant and/or vesting/release of any remuneration which is subject to recovery. 9.2 The means of recovery can be different for different Executives in relation to the same or different events depending on the particular facts and circumstances of the Executive and their remuneration.

WPP plc NYSE Clawback Policy (Page 10 of 7) 9.3 Each person will have regard to dealing restrictions when operating, interpreting, administering and/or taking any other action in relation to this Policy. For the purposes of this Section 9.3, “dealing restrictions” means any internal or external restrictions on dealings or transactions in securities. 9.4 An Executive will have no claim or right of action in respect of any decision, omission or discretion, which may operate to the disadvantage of the Executive. 9.5 No Executive has any right to any remuneration or compensation or damages for any loss (actual or potential) from the Group in respect of any application of this Policy, including any loss in relation to: 9.5.1 any loss or reduction of rights or expectations in connection with this Policy in any circumstances (including lawful or unlawful termination of employment); 9.5.2 any exercise of a discretion or a decision taken in relation to this Policy, or any failure or delay to exercise a discretion or take a decision; or 9.5.3 the operation, suspension, termination or amendment of this Policy. 9.6 The remedy specified in this Policy shall not be exclusive and shall be in addition to every other right or remedy at law or in equity that may be available to the Company or a member of the Group. 9.7 The terms of this Policy shall apply regardless of any agreement, undertaking or suggestion (or similar), whether or not contractual, that any remuneration shall not be subject to recovery. 9.8 Except as otherwise expressly stated to the contrary, nothing in this Policy confers any benefit, right or expectation on any persons other than an Executive or member of the Group. No third party has any rights under the UK Contracts (Rights of Third Parties) Act 1999 (or any similar local legislation in an overseas jurisdiction), to enforce any term of this Policy. 9.9 This Policy may be amended from time to time by the Compensation Committee pursuant to Applicable Law. Executives will be notified of any significant amendments to this Policy and how such amendments may impact their remuneration. 9.10 If any provision of this Policy is held to be invalid, illegal or unenforceable in whole or in part for any reason by any court with jurisdiction then, for the purposes of that jurisdiction only: 9.10.1 such provision or part will be deleted; and 9.10.2 the remaining provisions and parts will continue in full force and effect, unless the Compensation Committee determines otherwise. 9.11 In the event of any discrepancy between this Policy and the provisions of any incentive plan, deferred bonus plan or discretionary bonus arrangement operated by any member of the Group or any arrangement applicable to an award or bonus under such plan or arrangement, this Policy will prevail. 9.12 The invalidity or unenforceability of any provision of this Policy shall not affect the validity or enforceability of any other provision. 9.13 The laws of England and Wales govern this Policy and its construction. The courts of England and Wales have exclusive jurisdiction in respect of disputes arising under or in connection with this Policy. 9.14 References in this Policy to the phrase “including” (or similar) shall not limit or prejudice the generality of the following words (without this being limited by such references in some clauses but not others). 9.15 In this Policy, the singular includes the plural and the plural includes the singular. References to any enactment or statutory requirement will be understood as references to that enactment or requirement as amended or re-enacted and they include any subordinate legislation made under it.